EXHIBIT 5.1

James F. Fulton, Jr. (650) 843-5103 fultonjf@cooley.com	VIA EDGAR

July 16, 2010

Veraz Networks, Inc.

926 Rock Avenue, Suite 20

San Jose, California 95131

RE:    S-3 Registration Statement 5.1 Opinion

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Veraz Networks, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering for resale, from time to time, of 11,078,890 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), issued to the selling stockholders named in the prospectus which forms a part of the Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) your Certificate of Incorporation and Bylaws as currently in effect, (c) a certificate executed by an officer of the Company to the effect that the consideration for all outstanding shares of capital stock of the Company was received by the Company in accordance with the provisions of the applicable resolutions of the Board of Directors or any agreement relating to the issuance of such shares, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and non-assessable. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Sincerely,

COOLEY LLP

/s/ James F. Fulton, Jr.
James F. Fulton, Jr.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM